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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


                                DECEMBER 20, 2001
                Date of Report (Date of earliest event reported)


                      WHITE MOUNTAINS INSURANCE GROUP, LTD.
             (Exact name of registrant as specified in its charter)


           BERMUDA                         1-8993                94-2708455
(State or other jurisdiction of          (Commission          (I.R.S. Employer
incorporation or organization)           file number)        Identification No.)


              28 GATES STREET, WHITE RIVER JUNCTION, VERMONT 05001
                    (Address of principal executive offices)


                                 (802) 295-4500
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS.

On December 20, 2001, White Mountains Insurance Group, Ltd. (the "Registrant") announced that its newly formed, wholly-owned subsidiary, Fund American Reinsurance Company, Ltd. ("FA Re"), had completed the acquisition of substantially all of the international reinsurance operations of the Folksam Group of Stockholm, Sweden. FA Re, a Bermuda-domiciled reinsurance company, maintains its executive office and an operating branch in Stockholm and will operate through an additional branch in Singapore upon receipt of its insurance license from Singapore authorities.

Pursuant to the terms of the Asset Purchase Agreement, the Registrant and FA Re paid the purchase price in a combination of cash (approximately $30 million), the Registrant's common shares (86,385 shares valued at $347 per share, or approximately $30 million) and a 35 million Kronor note to the seller (valued at approximately $3 million) to acquire assets and liabilities with a net book value of 700 million Kronor (valued at approximately $67 million).

The Asset Purchase Agreement, the Administrative Services Agreement, the Transfer and Assumption Reinsurance Agreement, the Promissory Note and the Registrant's press release dated December 11, 2001 are attached herewith as
Exhibit 99(a), 99(b), 99(c), 99(d) and 99(e), respectively, and are incorporated by reference in their entirety.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

   (c)      Exhibits. The following exhibits are filed herewith:

EXHIBIT NO.                      DESCRIPTION

99(a) Asset Purchase Agreement dated as of December 4, 2001 between Folksam International Insurance Company, Ltd. (publ), Folksam Mutual General Insurance Company and Fund American Reinsurance Company, Ltd.

99(b) Administrative Services Agreement by and between Folksam International Insurance Company, Ltd. (publ), Folksam Mutual General Insurance Company and Fund American Management Company dated December 4, 2001.

99(c) Transfer and Assumption Agreement by and between Folksam International Insurance Company, Ltd. (publ) and Fund American Reinsurance Company, Ltd.

99(d) Promissory Note by and between Fund American Reinsurance Company, Ltd. and Folksam International Insurance Company, Ltd. (publ)

99(e) Text of press release issued by White Mountains Insurance Group, Ltd. dated December 11, 2001.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          WHITE MOUNTAINS INSURANCE GROUP, LTD.



Dated: January 3, 2002                    By: /s/ J. Brian Palmer
                                              ------------------------
                                              J. Brian Palmer
                                              Chief Accounting Officer